From:  Atlantic Technology Ventures, Inc.
      Dan Klores Associates, Inc.
      Public Relations -- Tel: (212) 685-4300
      Contact: Vito A. Turso (212) 981-5156 or Michael Paluszek (212) 981-5149
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FOR IMMEDIATE RELEASE

   Atlantic Technology Ventures Signs Asset Purchase Agreement For Sale of Assets of Optex Ophthalmologics to Bausch & Lomb

NEW YORK, February 2, 2001 -- Atlantic Technology Ventures, Inc. (NASDAQ: ATLC), a company engaged in developing and commercializing a portfolio of patented technologies, announced today the signing of an asset purchase agreement (the "Purchase Agreement") between Bausch & Lomb Incorporated (NYSE: BOL) and Optex Ophthalmologics, Inc., a subsidiary of Atlantic, pursuant to which Bausch & Lomb will acquire substantially all of the assets of Optex for an initial payment of $3 million and ongoing royalty payment obligations upon product commercialization as described in the pre-existing development, supply and license agreement (the "Development Agreement") between Bausch & Lomb and Optex.

Asset Purchase Agreement to Acquire Optex

The Purchase Agreement provides that Bausch & Lomb will purchase the assets of Optex for $3 million payable at closing, $1 million of which will be fully creditable against future royalty payments at a 30% payout rate. In addition, Optex will be entitled to receive additional consideration pursuant to the Purchase Agreement, namely $1 million once Bausch & Lomb receives regulatory approval to market the CatarexTM device in Japan, minimum royalties, and a royalty on net sales. Finally, Optex also has the option to repurchase the acquired assets from Bausch & Lomb if it abandons the CatarexTM project. The Development Agreement will terminate upon the closing of the acquisition. The closing will take place upon the satisfaction of certain conditions that Atlantic expects will be met during the current fiscal quarter. One condition is that Optex completes delivery of 2,400 CatarexTM handpieces as described in the Development Agreement.

"The net financial effect of this proposed sale of Optex's assets is that Optex will immediately receive a $3 million payment upon closing, instead of waiting to receive the original $6 million clinical and regulatory milestone payments pursuant to the Development Agreement," said Dr. A. Joseph Rudick, Jr., President of Optex and CEO of Atlantic. "Apart from this, Optex is still entitled to receive royalty payments as described in the Development Agreement."

"The other main implication of this proposed sale is that Bausch & Lomb has assumed complete responsibility and control of the CatarexTM development program," said Dr. Rudick. "In addition, as owners of the CatarexTM technology, Bausch & Lomb is responsible for clinical testing, obtaining regulatory approval worldwide, and manufacturing and commercializing the CatarexTM device."

"We are pleased to be taking this important step with Bausch & Lomb," said Dr. Rudick. "The dollar amount of this purchase speaks to Bausch & Lomb's commitment and confidence that this product is moving closer to commercialization. Atlantic will immediately benefit from receiving its 80% share of this purchase price upon closing, and yet we are giving up little of our share in the long-term profit potential of the CatarexTM device, because our royalties on the sale of the CatarexTM device remain as described in the Development Agreement."

The CatarexTM Device

The CatarexTM device permits removal of the lens nucleus and cortex in a single step through a small incision in the eye while leaving the lens capsule intact. Bausch & Lomb and Atlantic believe that this approach presents several advantages over the traditional methods of cataract extraction, namely "ECCE," and phacoemulsification, or "phaco," and has the potential to replace them. For one, Bausch & Lomb and Atlantic expect that surgeons will be able to learn to use the CatarexTM device more quickly than other methods, as the operating principles of the CatarexTM device eliminate the need for skill-intensive sculpting: the CatarexTM handpiece will simply be inserted into the lens capsule, and the cataract will be removed in a matter of minutes. More importantly, the CatarexTM device leaves the lens capsule essentially intact, which would allow insertion of the liquid polymer lenses, once they are developed. The use of injectable lenses in conjunction with the CatarexTM device could result in the CatarexTM device being used not only in cataract surgery, but also to treat all refractive errors, including presbyopia (the loss of near vision that occurs with age).

The potential market for the CatarexTM device is significant. According to the American Academy of Ophthalmology, each year 3.6 million cataract surgeries are performed worldwide.

Atlantic Technology Ventures, Inc.

Atlantic Technology Ventures, Inc. is a publicly held venture capital company specializing in early-stage, breakthrough technologies and rapidly incubating these through a definitive proof-of-principle. Atlantic currently has four technology investments: CatarexTM, a device for cataract removal; CT-3, a synthetic derivative of marijuana for treating pain and inflammation; an ownership interest in TeraComm Research, which is developing an HTS Fiber Optic Transceiver; and 2-5A Antisense Enhancing Technology.

Safe Harbor Statement

Cautionary statement under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that relate to future scientific, business and financial performance. These statements are only predictions and are subject to a number of risks and uncertainties that may cause the actual events or results to differ from those discussed or implied in these statements. These risks and uncertainties include competition from other manufacturers of related technologies, the unavailability of any necessary intellectual property rights possessed by third parties, and certain of those risks described in Atlantic's most recent report on Form 10-KSB with the Securities and Exchange Commission.
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